Exhibit (d)(4)

CREDIT SUISSE HIGH YIELD CREDIT FUND

INSTRUMENT OF DESIGNATION OF RIGHTS

Credit Suisse High Yield Credit Fund, a Delaware statutory trust (the “Trust”), acting at the direction of the Board of Trustees of the Trust, does hereby execute this Instrument of Designation in order to evidence the establishment and designation of 103,609,624 transferrable subscription rights (each a “Subscription Right” and collectively the “Subscription Rights”). The Subscription Rights will entitle common shareholders of the Trust to subscribe for new common shares of beneficial interest in the Trust. Three Subscription Rights will be required to purchase one common share.

1.  Rights, Preferences and Characteristics. The issuance of the Subscription Rights were authorized pursuant to resolutions (the “Resolutions”) adopted by the Board Trustees of the Trust, at a meeting duly noticed and held on April 8, 2026. The Subscription Rights shall have the terms, rights, and characteristics described in the Resolutions and the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended, relating to the Subscription Rights.

2. Authorization of Officers. The officers of the Trust have been authorized and directed by the Trustees of the Trust, to take or cause to be taken any and all actions, to execute and deliver any and all certificates, instructions, requests or other instruments, make such payments and to do any and all things that in their discretion may be necessary or advisable to effect the matters referenced herein.

3. Incorporation of Defined Terms. Capitalized terms which are not defined herein shall have the meaning ascribed to those terms in the Agreement and Declaration of Trust of the Trust in effect on the date hereof. This Instrument of Designation shall be deemed to be part of the governing instrument of the Trust.

4. Governing Law. The Subscription Rights shall be governed by and construed in accordance with the laws of the State of Delaware.

5. Beneficiaries. The holders of the Subscription Rights shall be beneficiaries of this Instrument of Designation and entitled to enforce the terms hereof.

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Exhibit (d)(4)

IN WITNESS WHEREOF, the undersigned has executed this Instrument of Designation of Rights this 21st day of April, 2026.

CREDIT SUISSE HIGH YIELD CREDIT FUND

By:
Name: Omar Tariq
Title: Chief Executive Officer and President